MORGAN & COMPANY
                   Chartered Accountants
               P.O. Box 10007 Pacific Centre
              Suite 1488 - 700 West Georgia St.
                 Vancouver BC Canada V7Y 1A1
                    Tel:  604-687-5841






INDEPENDENT AUDITORS' CONSENT



We consent to the use in the Registration Statement of Rotoblock Corporation (a development stage company) on Form SB-2 of our Auditors' Report, dated May 14, 2004, on the balance sheet of Rotoblock Corporation (a development stage company) as at April 30, 2004 and the related statements of loss, cash flows and stockholders' deficiency for the period from commencement of operations on September 2, 2003 to April 30, 2004.

In addition, we consent to the reference to us under the heading "Experts" in the Registration Statement.





/s/ Morgan & Company
Chartered Accountants

Vancouver, Canada
June 4, 2004